Exhibit 10.1





Revised April 19, 2006



Andrew R. Allen
9 West Street
San Rafael, CA  94901


Dear Andrew:

It is with great pleasure that we offer you the position of Executive Vice President and Chief Medical Officer with the Pharmion Corporation. This position will report to me, as President and Chief Executive Officer. This offer of employment is contingent upon the successful completion of references and is subject to the following terms and conditions.

Should you accept our offer, you will begin your full time employment with Pharmion on a mutually agreed upon date as yet to be determined, but no later than November 30, 2006. Your starting salary will be $29,166.66 per month, which, if annualized, is equivalent to $350,000.00 per year. Your salary will be subject to all legally required deductions and tax withholdings as well as any other voluntary deductions with withholdings authorized by you. Your salary will be paid in accordance with the Company's normal payroll cycle.

You are eligible to participate in the Company's bonus plan based on your level. Bonus plans are designed and approved by the Company's Board of Directors. The Executive Vice President level target is 40% of base salary. Bonus plan amounts and design may change at any time based on the business situation, market data, or other relevant facts determined by the Board of Directors.

The Company maintains the Pharmion Corporation 2000 Stock Incentive Plan (the "Plan"). Subject to final approval by the Plan Committee, you shall receive a grant consisting of 47,000 stock options and 5,000 restricted stock units under the Plan. The grant will be subject to the terms and conditions of the Plan and a grant agreement.

As an exception to our normal hiring procedure, we will offer a sign-on bonus in the amount of $140,000 (net amount), which will be payable at the time you start employment with Pharmion. If, during your first three years of employment at Pharmion, you leave the Company for any reason, you will be expected to repay a pro-rated portion of this bonus.


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Upon commencing your employment, you will be eligible to participate in
Pharmion's various employee benefit plans pursuant to the terms and conditions of such plans. Currently, the Company provides the following benefit plans:

   o  401k Retirement Plan
   o  Group Health, Dental and Vision Insurance Plans
   o  Life Insurance Plan
   o  Short and Long Term Disability
   o  Health Club reimbursement

You will be able to participate in the Company's paid vacation time policy and will be eligible to accrue and use four weeks of paid vacation per year in accordance with the terms and conditions of the policy. You also will be eligible for paid holiday time pursuant to the Company's holiday schedule.

Like most other employees of Pharmion, your employment relationship with the Company will be "at will." This means that either you or the Company may terminate the employment relationship with or without cause, and with or without notice, at any time.

Please indicate your acceptance of this offer by signing and returning a copy of this letter and the enclosed Confidential Information and Invention Assignment Agreement to the attention of Bridget Gippe at 2525 28th Street, Boulder, CO 80301, as soon as possible, but no later than April 30, 2006, or via fax at 720-564-9194. Of course, should you have any questions regarding the Company's employment offer, please feel free to call me.

Andrew, everyone is excited about Pharmion, and we are glad you are considering joining us in what we believe will be a mutually rewarding relationship.

Sincerely,

/s/  Patrick J. Mahaffy

Patrick J. Mahaffy
President and Chief Executive Officer






Accepted:   /s/  Andrew R. Allen
            ----------------------------
            Andrew R. Allen

Date:       21st April  2006
            ----------------------------


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